Exhibit 5.2

Brian W. Boschee
Gregory J. Walch	SANTORO, DRIGGS, WALCH,	Bryce K. Earl
Nicholas J. Santoro	KEARNEY, HOLLEY & THOMPSON	Ogonna M. Atamoh
Michael E. Kearney	Attorneys	Jennifer K. Craft
J. Douglas Driggs, Jr.	400 South Fourth Street, Third Floor	James P. Jensen
Richard F. Holley	Las Vegas, Nevada 89101	Byron E. Thomas
Ronald J. Thompson	Tel (702) 791-0308	Grace M. Kim
James E. Whitmire, III	Fax (702) 791-1912	Shweta Pahouja
Daniel L. Schwartz		F. Thomas Edwards
Victoria L. Nelson		Jason D. Smith
Dean S. Bennett		Cody T. Winterton
Andrew J. Glendon		Robert B. Kouchoukos Taylor L. Randolph
Anthony A. Junker
Kevin L. Johnson
Lee E. Davis		Of Counsel:
Thomas G. Grace		Anthony A. Zmaila
James D. Boyle		Charles L. Titus
Oliver J. Pancheri
Writer’s email: ddriggs@nevadafirm.com
July 3, 2007
American Pacific Corporation
3770 Howard Hughes Parkway
Suite 300
Las Vegas, Nevada 89169

RE:	American Pacific Corporation
9% Senior Notes due 2015
Ladies and Gentlemen:
     We have acted as special Nevada counsel to American Pacific Corporation, a Nevada corporation (“APC”), American Azide Corporation, a Nevada corporation (“AAC”), Ampac Farms, Inc., a Nevada corporation (“AFI”) and Energetic Additives Inc., LLC, a Nevada limited liability company (“EAI”), (collectively, the “Nevada Subsidiaries”), each of which is a subsidiary of American Pacific Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company, the Nevada Subsidiaries and the other subsidiaries of the Company named on Schedule I hereto (the “Non-Nevada Subsidiaries” and, together with the Company and the Nevada Subsidiaries, the “Registrants”) with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an offer to exchange (the “Exchange Offer”) up to $110,000,000 in aggregate principal amount of 9% Senior Notes due 2015 (the “Exchange Notes”) for an equal principal amount of the Company’s previously issued and currently outstanding 9% Senior Notes due 2015 (the “Outstanding Notes”), upon the terms and subject to the conditions set forth in the prospectus forming a part of the Registration Statement and the accompanying letter of transmittal. The Exchange Notes will be issued pursuant to the terms and conditions of, and in the form set forth in, an indenture, dated as of February 6, 2007 (the “Indenture”), among the Company, the Guarantors (as defined in the Indenture) and Wells Fargo Bank, National

American Pacific Corporation
July 3, 2007

Association, as trustee (the “Trustee”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed by each of the Guarantors (each, a “Guarantee” and collectively, the “Guarantees”). The Exchange Notes, the Guarantees of the Exchange Notes and the Indenture are collectively referred to hereinafter as the “Documents.”
     In connection with this opinion, we have examined originals or copies of the Documents. In addition, we have examined such corporate records, documents, instruments, certificates of public officials and of the Nevada Subsidiaries and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.
     With respect to all documents examined by us, we have assumed that: (i) all signatures on documents examined by us are genuine; (ii) all documents submitted to us as originals are authentic; and (iii) all documents submitted to us as copies conform to the originals of those documents.
     With respect to the opinion expressed in paragraph (1) below, (a) as to jurisdictions in which qualification is necessary, we have relied exclusively on certificates executed by officers of the Nevada Subsidiaries (collectively the “Opinion Certificates”), to the effect that each of the Nevada Subsidiaries does not conduct any material business or own or lease any material property outside the jurisdiction of its incorporation or as otherwise set forth on such certificates, and (b) as to the good standing of the Nevada Subsidiaries in the jurisdiction of its organization, we have relied exclusively on certificates of public officials.
     For purposes of the opinion set forth in paragraph (4) below, we have assumed that the applicable laws in effect as of the date of the Exchange Offer will not have been changed, modified, amended or superseded from the applicable laws in effect as of the date hereof.
     We specifically express no opinion concerning the effect or applicability of the tax laws of the State of Nevada or the Unites States of America, the Securities Act, the Securities Exchange Act of 1934, other Federal securities laws and the securities laws of any state, including but not limited to the State of Nevada. We further specifically express no opinion concerning the effect or applicability of any licenses or permits required by any governmental authority. This opinion is limited to the matters expressly set forth herein, no opinion is implied or may be inferred beyond the matters expressly set forth herein.
     This opinion is limited to the laws of the State of Nevada (excluding the securities and blue sky laws of the State of Nevada), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Nevada laws and rules, regulations and orders thereunder that are currently in effect.
     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Nevada as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

American Pacific Corporation
July 3, 2007

     1. The Nevada Subsidiaries are duly organized, validly existing and in good standing under the laws of the State of Nevada.
     2. The Nevada Subsidiaries have the corporate power and authority to execute and deliver, and to perform and observe the provisions of, the Documents.
     3. The execution, delivery and performance of the Indenture and the Guarantees of the Exchange Notes (the “Exchange Guarantees”) by each of the Nevada Subsidiaries have been authorized by all necessary corporate action by each such Nevada Subsidiary.
     4. The Exchange Guarantees of the Nevada Subsidiaries, when they are delivered in accordance with the terms of the Exchange Offer, will be validly issued by the Nevada Subsidiaries and will constitute valid and binding obligations of the Nevada Subsidiaries.
     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein.
Very truly yours,
SANTORO, DRIGGS, WALCH,
KEARNEY, HOLLEY & THOMPSON
/s/ Grace M. Kim for
J. Douglas Driggs, Jr., Esq.
JDD: gmk

American Pacific Corporation
July 3, 2007

Schedule I
NON-NEVADA SUBSIDIARIES
Ampac-ISP Corp., a Delaware corporation
Ampac Fine Chemicals LLC, a California limited liability company